Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Rocket Fuel Inc. dated March 14, 2016, appearing in the Annual Report on Form 10-K of Rocket Fuel Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

San Francisco, California

March 14, 2016